EXHIBIT 99.1
Press Release dated April 19, 2002

For Information Contact
At Greater Bay Bancorp:	At FRB|Weber Shandwick:
David L. Kalkbrenner	Christina Carrabino (general)
President and CEO	Stephanie Mishra (analyst contact)
(650) 614-5767	(415) 986-1591
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES PRICING
OF SENIOR ZERO COUPON CONVERTIBLE
CONTINGENT DEBT SECURITIES

Palo Alto, CA, April 19, 2002 — Greater Bay Bancorp (Nasdaq:GBBK), an $8.3 billion in assets financial services holding company, announced today that it has agreed to raise $200 million in proceeds through a private offering of Zero Coupon Senior Convertible Contingent Debt Securities to qualified institutional buyers under Rule 144A.

Interest will accrete on the securities at a rate of 2.25% per annum, assuming no contingent interest is paid. The securities will be convertible into 4.8 million shares of Greater Bay Bancorp common stock at an initial conversion premium of 24%. Holders may convert the securities into shares of common stock if the closing price of Greater Bay Bancorp’s common stock exceeds the contingent conversion price or in certain other circumstances. The contingent conversion price will initially be $49.91 and will accrete at 2.25% per annum.

The securities will not be redeemable by the Company prior to April 24, 2007. Holders of the securities may require the Company to repurchase the securities at their accreted value on April 24, 2004, 2007, 2012 and 2017.

The offering is scheduled to close on April 24, 2002. The Company will use the net proceeds from the offering for general corporate purposes, which may include advances or investments in its subsidiaries, working capital, capital expenditures, acquisitions, retirement of trust preferred securities and repayment of existing indebtedness. Pending the final utilization of the proceeds, the Company intends to invest the funds in investment securities that are expected to yield 3% to 4% in excess of the cost of the debt securities.

The Company also has granted the initial purchasers an option to purchase an additional $40 million in initial issue price of securities.

The debt securities have not been registered under United States securities laws and may not be offered or sold in the United States except to qualified institutional buyers.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. Any offer of these securities will be made only by means of a private offering memorandum to qualified institutional buyers. The debt securities and common stock issuable upon conversion will not be registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, these securities may not be offered or sold in the United States except pursuant to an exemption from the registration and qualification requirements of the Securities Act and applicable state securities laws.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid–Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://gbbk.com.

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